Post-Effective Amendment No. 4 to
                                                       SEC File No. 70-8533



                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549


                                       FORM U-1


                                     DECLARATION

                                        UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ( Act )



                           GPU INTERNATIONAL, INC. ( GPU )
                                 One Upper Pond Road
                            Parsippany, New Jersey  07054


                               NCP ENERGY, INC. ( NCP )
                                 One Upper Pond Road
                            Parsippany, New Jersey  07054

               (Names of companies filing this statement and addresses
                           of principal executive offices)

                                      GPU, Inc.
            (Name of top registered holding company parent of applicants)


          B.L. Levy, President               Douglas E. Davidson, Esq.
          W. Greengrove, Secretary           Berlack,  Israels  &  Liberman
          LLP
          GPU International, Inc.            120 West 45th Street
          NCP Energy, Inc.                   New York, New York  10036
          One Upper Pond Road
          Parsippany, New Jersey  07054


                     (Names and addresses of agents for service)





               GPUI and NCP hereby post-effectively amend their Declaration on Form  U-1, docketed  in SEC  File No.  70-8533, by adding  the following  new  paragraph 3  to  Post-Effective  Amendment No.  3 thereof as follows:

               3.   GPU submits that all of the criteria of Rules 53 and 54

          under  the Act  with  respect to  the  proposed transactions  are satisfied:

               The average  consolidated retained earnings for  GPU and its subsidiaries,  as reported  for  the four  most recent  quarterly periods in GPU's  Annual Report on Form  10-K for the  year ended

          December  31, 1995  and Quarterly  Reports on  Form 10-Q  for the

          quarters  ended March 31, 1996 and June 30,  1996, as filed under the  Securities Exchange  Act of  1934, was  approximately $2.054 billion. As of June 30,  1996, GPU had invested, or committed  to invest,  directly or  indirectly, an  aggregate of  approximately

          $241  million in  exempt wholesale  generators ("EWGs")  and $673 million  in foreign utility companies ("FUCOs"), which as of that date  would permit  GPU to  make additional  such investments  of approximately  $113  million and  remain  within  the 50%  ("safe harbor")  limitation of  Rule 53.  GPU's aggregate  investment in

          EWGs  and  FUCOs,  including  amounts invested  pursuant  to  all outstanding or pending authorizations to make investments in EWGs or  FUCOs,  will  not  at  any  time  exceed  the  "safe  harbor"

          limitation   imposed   by  Rule   53  without   prior  Commission

          authorization.(1)

          _________________

          1 GPU has filed with the Commission a Post-Effective Amendment to its Application on Form U-1 in Docket No. 70-8593 requesting authorization to increase this limitation to 100% of GPU's "consolidated retained earnings".

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






                    (ii) GPU   maintains  books  and  records  to  identify

          investments in, and earnings  from, each EWG and FUCO in which it directly or indirectly holds an interest.

                              (A) For  each United States EWG  in which GPU

          directly or indirectly holds an interest:

                    (1)  the books and records for such EWG will be kept in

          conformity  with  United  States  generally  accepted  accounting principles ("GAAP");

                    (2)  the  financial  statements  will  be  prepared  in

          accordance with GAAP; and

                    (3)  GPU   directly   or   through   its   subsidiaries

          undertakes to  provide the Commission  access to  such books  and records and financial statements as the Commission may request.

                         (B)  For  each  FUCO or  foreign  EWG  which is  a

          majority-owned subsidiary of GPU:

                    (1)  the books and records  for such subsidiary will be

          kept in accordance with GAAP;

                    (2)  the financial statements  for such subsidiary will

          be prepared in accordance with GAAP; and

                    (3)  GPU   directly   or   through   its   subsidiaries

          undertakes to  provide the Commission  access to  such books  and records and  financial statements, or copies  thereof in English,

          as the Commission may request.

                         (C)  For  each FUCO  or foreign EWG  in which  GPU

          owns  50% or  less  of the  voting  securities, GPU  directly  or through its  subsidiaries  will proceed  in  good faith,  to  the extent reasonable under the circumstances, to cause



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





                    (1)  such  entity  to  maintain books  and  records  in

          accordance with GAAP;

                    (2)  the  financial  statements of  such  entity  to be

          prepared in accordance with GAAP; and

                    (3) access by the Commission to such  books and records

          and financial  statements (or copies  thereof) in English  as the

          Commission  may  request  and, in  any  event,  will provide  the

          Commission  on  request copies  of  such  materials  as are  made available to GPU and its subsidiaries. If and to the  extent that such  entity's books,  records  or financial  statements are  not maintained in accordance with GAAP, GPU will, upon request of the

          Commission,  describe   and  quantify  each   material  variation

          therefrom  as and to the extent required by subparagraphs (a) (2)

          (iii) (A) and (a) (2) (iii) (B) of Rule 53.

                    (iii) No  more than 2% of GPU's domestic public utility

          subsidiary  employees  will  render  any  services,  directly  or indirectly,  to  any  EWG  or  FUCO  in  which  GPU  directly  or indirectly holds an interest.

                    (iv) Copies of  this Application are  being provided to

          the New  Jersey Board  of Public  Utilities and  the Pennsylvania

          Public  Utility  Commission, the  only  federal,  state or  local regulatory agencies having jurisdiction  over the retail rates of

          GPU's electric  utility subsidiaries.(2)   In addition,  GPU will

          submit to

          _________________

          2 Penelec is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.

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






          each such commission copies of any Rule 24 certificates  required hereunder,  as well as  a copy  of Item 9  of GPU's  Form U5S and

          Exhibits  H and I  thereof (commencing  with the  Form U5S  to be filed for  the calendar  year in  which the authorization  herein requested is granted).

                    (v)  None of the provisions of paragraph (b) of Rule 53

          render paragraph (a)  of that Rule  unavailable for the  proposed transactions.

               (A)  Neither GPU nor any subsidiary of GPU is the subject of any pending bankruptcy or similar proceeding.

               (B)  GPU's  average consolidated  retained earnings  for the four  most recent  quarterly  periods (approximately  $2 billion)

          represented  an  increase   of  approximately  $63   million  (or

          approximately 3%) in the  average consolidated retained  earnings for  the  previous  four quarterly  periods  (approximately  $1.9 billion).

               (C)  GPU  did  not incur  operating  losses  from direct  or indirect investments in EWGs and FUCOs in 1995 in excess of 5% of

          GPU's consolidated retained earnings.

                    (iv) In  accordance with  Rule 54, the  requirements of

          Rule 53(a), (b) and (c) are fulfilled.















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                                      SIGNATURE

               PURSUANT TO  THE REQUIREMENTS OF THE  PUBLIC UTILITY HOLDING

          COMPANY  ACT OF 1935, THE UNDERSIGNED  COMPANIES HAVE DULY CAUSED

          THIS  STATEMENT TO BE SIGNED  ON THEIR BEHALF  BY THE UNDERSIGNED

          THEREUNTO DULY AUTHORIZED.


                                        GPU INTERNATIONAL, INC.
                                        NCP ENERGY, INC.



                                        By:

                                             Bruce L. Levy
                                             President


          Date:  October 30, 1996